FOR IMMEDIATE RELEASE

Contact:

Jennifer McGuffin
Director of Investor Relations
+1.630.245.1780
jmcguffin@calamos.com

Calamos Asset Management, Inc. Reports Fourth Quarter 2011 Results and Declares Dividend

NAPERVILLE, Ill., February 2, 2012 – Calamos Asset Management, Inc. (NASDAQ: CLMS), a diversified global investment firm offering equity, low-volatility equity, fixed income, convertible and alternative strategies, today reported fourth quarter 2011 results.

Financial Highlights

•
Non-GAAP diluted earnings per share was $0.30, compared to $0.32 per share last quarter and $0.34 per share a year ago.1  Non-GAAP net income attributed to Calamos Asset Management, Inc. (CAM) was $6.1 million compared to $6.6 million last quarter and $6.9 million a year ago.  These non-GAAP measures provide additional transparency in evaluating the operations of the company’s core asset management business.

•
GAAP diluted earnings per share for the fourth quarter was reduced to $0.00, due primarily to a non-operating charge of $4.0 million, or $0.19 per share, related to an increase in the company’s deferred tax valuation allowance attributable to CAM’s capital loss carryforwards from 2008 and 2009. GAAP diluted earnings per share was $0.00  compared to $0.22 per share last quarter and $0.28 per share in the fourth quarter of last year.

•	CAM’s Board of Directors declared a regular quarterly dividend of 9.5 cents per share, payable on March 6, 2012 to shareholders of record on February 21, 2012.

•	Revenues for the quarter decreased by 5% to $82.4 million from $86.5 million in the previous quarter and decreased by 4% from $86.0 million in the fourth quarter of 2010.

•	Operating income was $31.0 million, a 5% decrease from $32.7 million in the previous quarter and a 13% decrease from $35.7 million in the same period of the prior year.

•	Operating margin was 37.6% for the current quarter, down from 37.8% in the previous quarter and down from 41.5% in the fourth quarter of 2010.

•	Assets under management were $32.8 billion at December 31, 2011, a 3% increase from $31.8 billion at the end of the third quarter and a 7% decrease from $35.4 billion at the end of 2010.

The table below highlights certain GAAP and non-GAAP financial measures:

(in thousands, except earnings per share)
	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010

Total revenues	$82,366	$86,483	$86,024
Total operating expenses	51,411	53,752	50,307
Operating income	30,955	32,731	35,717
Operating margin	37.6%	37.8%	41.5%
Net income (loss) attributed to CAM	$(64)	$4,609	$5,754
Non-GAAP net income attributed to CAM	$6,148	$6,646	$6,852
Diluted earnings per share	$0.00	$0.22	$0.28
Non-GAAP diluted earnings per share	$0.30	$0.32	$0.34

Management Commentary

“The fourth quarter of 2011 was defined by continued market volatility and “de-risking” by many investors in a move out of many equity strategies.  Despite this headwind, we were able to achieve an increase in AUM for the quarter.  However, this market trend did have a negative impact on our overall AUM for the year,” said John P. Calamos, Sr., chief executive officer and co-chief investment officer.

“Consistent with our focus on the long-term interests of our shareholders and clients, we have continued to use a risk-managed approach to maintaining the company’s balance sheet. We believe the company’s balanced financial position is strong, given our highly liquid investment portfolio and significant cash position, which provides us with flexibility and a margin of security,” said Calamos.

Distribution Efforts

“Although domestic flows into U.S. growth equity strategies struggled during 2011, we continued to benefit from positive flows into U.S. growth equity strategies outside of the U.S., as investors around the world are finding relative value in U.S. equities and reducing their ‘home-country’ bias for investing. During the fourth quarter, we also continued to see increased interest and flows into our global, international and emerging market strategies.  Our UCITS funds maintained positive net flows, as we continue to make progress on our objective of expanding our business globally, while maintaining and deepening our client relationships in the United States,” said Calamos.

“Net flows for U.S. mutual funds were negative, driven in large part by the industry trend away from U.S. growth equities and by outflows from our Convertible Fund, which was closed to all new purchases of shares, with limited exceptions early in 2011.  Net flows for our institutional separate accounts were slightly negative for the quarter, but positive for the year,” said Calamos.

“We had positive developments from the efforts of our national accounts team, where new partnerships and strategic product placements were obtained with a number of large distribution platforms.  Additionally, we were successful in obtaining ratings on several of our strategies with key investment consultants to institutional investors,” said Calamos.

Investment Performance

“Our investment philosophy is focused on creating value for our clients over the long term. To that end, we feel that the long-term performance of our portfolios is very good. Additionally, we continue to be pleased by the relative performance of some of our newer strategies, which access opportunities in global, international and emerging markets.  As market volatility is unpredictable, we encourage investors to seek investment opportunities with longer time horizons,” said Calamos.

Investment Performance Highlights:

•	The majority of Calamos open-end mutual funds rank in the upper half of their respective Lipper2 categories for the 1-, 3-, 5-, 10-, 15-year and Since Inception periods as of December 31, 2011.

	Period ended December 31, 2011
	1 Year	3 Years	5 Years	10 Years	15 Years	Since Inception
Percent of Calamos open-end mutual funds in upper half of their respective Lipper category	61.5%	58.3%	55.6%	100%	100%	84.6%

•	In December 2011, Citywire named both John Calamos, Sr. and Nick Calamos to their list of “Euro Star” fund managers in both the global equity and the North American equity categories3.

For complete investment performance, please visit Calamos.com.

Assets Under Management and Flows

Assets under management as of December 31, 2011 totaled $32.8 billion, representing an increase of $1.0 billion, or 3%, during the fourth quarter.

•	Average assets under management were $33.2 billion during the fourth quarter of 2011, compared to $33.9 billion for the same period one year ago.

•	Average assets under management were $35.7 billion during the twelve months ended December 31, 2011, compared to $32.2 billion for the same period one year ago.

•	Total net outflows for the quarter were $514 million while market appreciation contributed $1.5 billion to the increase in assets under management.

•
The company’s funds had $404 million in net outflows for the quarter and $909 million of net outflows for the year which were primarily driven by net outflows from the Convertible Fund and Growth Fund.

•
The global and international strategies of the company’s funds continued to see positive flows with $209 million of net inflows for the quarter bringing their year-to-date net inflows to $716 million for the year.

•	UCITS funds generated net inflows of $56 million for the quarter and $269 million of net inflows for the year.

•	Institutional separate accounts had $13 million of net outflows for the quarter and net inflows for the year of $163 million.

Financial Results

Quarterly Results

Revenues for the fourth quarter were $82.4 million, a decrease of 4% from $86.0 million during the same period last year. For the three months ended December 31, 2011, operating expenses were $51.4 million, an increase of $1.1 million, or 2%, from the fourth quarter of 2010.

Investment management fees for the fourth quarter of 2011 were $63.2 million, a decrease of $536,000, or 1%, from the fourth quarter of 2010. The decrease in investment management fees was driven by a 2% decline in average assets under management. Distribution and underwriting fees decreased by $3.1 million, or 14%, compared to the same period in 2010.  Distribution fee revenue declined at a faster pace than the 4% decrease in the open-end funds’ average assets under management as a result of an increase in the percentage of assets invested in Class I shares from which the company does not earn distribution revenue.

For the fourth quarter of 2011, compensation expenses of $19.9 million increased by $1.9 million, or 10%, from the same quarter last year, due to an increase in salary expense and accruals for performance-based incentive compensation. Distribution expenses were $15.7 million for the quarter, a decrease of $1.6 million, or 9%, due to lower average mutual fund assets under management offset by an increasing age of Class C share assets. The company retains the distribution fees on Class C shares for a period of 12 months following the initial purchase after which these fees are paid to third party intermediaries and recorded as distribution expenses. Amortization of deferred sales commissions decreased by $395,000, or 20%, compared to the fourth quarter of 2010 due to the increasing age of Class C share assets. Marketing and sales promotion expenses were $4.7 million for the quarter, compared to $4.3 million in the fourth quarter of 2010, mainly due to reimbursements for fund expenses in excess of limits, partially offset by lower supplemental payments to distribution intermediaries. General and administrative expenses increased by approximately $879,000, or 10%, to $9.6 million for the fourth quarter of 2011 versus the comparable period in the previous year, largely due to expenses related to the outsourcing of middle office functions and travel related expenses.

Operating Income

Management considers operating income to be a good indicator of company performance, since it reflects the core operations of the company. Operating income was $31.0 million for the current quarter versus $32.7 million in the previous quarter and $35.7 million in the fourth quarter of the prior year. Operating margin was 37.6% for the current quarter, down from 37.8% in the third quarter and down from 41.5% in the fourth quarter of the prior year. The decline in operating income and operating margin percentage from the prior quarter was due to the decline in total revenues, partially offset by a decline in operating expenses. The decline in operating income as compared to the same period in the prior year was due primarily to a decrease in total revenue and an increase in total operating expenses.

Income Taxes

CAM had a gross deferred tax asset that totaled $11.1 million as of December 31, 2010 which resulted from capital loss carryforwards from 2008 and 2009.  During 2011, the company realized gains on its investments, and as a result, reduced the deferred tax asset by approximately $900,000.  In addition, CAM recorded a valuation allowance of $4.0 million in the fourth quarter and $5.2 million for the twelve months ended December 31, 2011 as it is unlikely based upon current market conditions that CAM will be able to fully utilize its capital loss carryforward.  Management’s considerations in recording the valuation allowance included the company’s risk-based approach to protecting its balance sheet and the remaining life of the capital loss carryforward.  As of December 31, 2011, the net deferred tax asset was $5.0 million and the ultimate realization of this deferred tax asset is dependent upon the generation of sufficient capital gains prior to the expiration of capital loss carryforwards in 2013 and 2014.

Earnings per share

Non-GAAP diluted earnings per share for the quarter was $0.30 compared to $0.32 for the third quarter and $0.34 for the same period a year ago, which excluded the deferred tax valuation allowance, the deferred tax amortization on intangible assets, certain professional service fees and non-operating income.  Diluted earnings per share for the fourth quarter of 2011 was $0.00 versus $0.22 for the third quarter and $0.28 for the same period a year ago. The decrease in earnings per share from the prior quarter and from the fourth quarter of 2010 was primarily due to the deferred tax valuation allowance, the decline in non-operating income, and the decline in total revenues.

Year-end Results

Revenues for 2011 were $352.3 million, an 8% increase from $326.0 million in 2010.  For the year, operating expenses were $212.0 million, a 6% increase from $199.5 million in the prior year.

Investment management fees for 2011 increased by $28.2 million, or 12%, to $266.6 million compared to 2010. The increase in investment management fees was principally driven by an 11% increase in average assets under management.  Distribution and underwriting fees decreased by $2.2 million, or 3%, compared to 2010 due to lower Class B share asset-based distribution fees and contingent deferred sales charges, a result of discontinuing Class B share sales in 2009. This was partially offset by increased distribution fees on other share classes which is a result of the increase in average mutual fund assets under management.

For the year, compensation expenses of $80.2 million increased by $4.9 million, or 6%, compared to the same period last year, mostly due to increases in accruals for performance-based incentive compensation and salary expense, partially offset by lower equity compensation expense. Distribution expenses for the year were $69.0 million, an increase of $2.5 million, or 4%, due to increased average mutual fund assets under management and to the increasing age of Class C share assets.  As previously stated, the company retains the distribution fees on Class C shares for a period of 12 months following the initial purchase, after which these fees are paid to third party intermediaries and recorded as distribution expenses. Amortization of deferred sales commissions decreased by $2.7 million, or 29%, compared to the prior year due to discontinuing Class B share sales in 2009 and the increasing age of Class C share assets. Marketing and sales promotion expenses were $17.1 million for the year, compared to $13.8 million for 2010. Marketing and sales promotion expenses have increased as a result of reimbursements for fund expenses in excess of limits, asset-based supplemental distribution payments and the ongoing efforts to enhance awareness of the company’s brand and investment strategies. General and administrative expenses were $39.2 million for the year compared to $34.8 million for 2010, an increase of $4.4 million, or 13%. The increase in expenses is largely the result of the outsourcing of middle office functions, professional service fees related to the company’s initiative to review options for creating a greater degree of clarity regarding total market capitalization, and travel related expenses partially offset by a decrease in depreciation expense.

Operating Income

Operating income was $140.3 million for the year versus $126.5 million in the prior year. For the twelve months ended December 31, 2011, operating margin was 39.8% compared to 38.8% for the same period in 2010.  The improvements in operating income and operating margin were both driven by the approximately 8% increase in total revenues, partially offset by the 6% increase in operating expenses.

Earnings Per Share

Non-GAAP diluted earnings per share for 2011 was $1.32 versus $1.23 for 2010, while diluted earnings per share was $0.77 versus $0.99 for the same periods.

Non-Operating Results

Non-operating loss, net of non-controlling interest in partnerships, was $1.7 million during the fourth quarter of 2011, as presented in Table B, compared to non-operating income of $6.5 million in the same period of 2010. For the twelve months ended December 31, 2011, non-operating income, net of non-controlling interest in partnerships, was $16.5 million compared to $21.6 million in the same period in the prior year.

Liquidity

Management deploys a risk-based approach to managing the assets of the consolidated balance sheet that includes a diversified investment portfolio in the company’s family of funds and cash equivalents.  We utilize a hedging strategy using exchange traded equity option contracts as an economic hedge to reduce downside risk and price volatility of the total portfolio value as well as to support compliance with the financial ratios associated with the company’s long-term debt.  This strategy allows the company the flexibility to continue to provide seed capital for the development of new products when necessary, while seeking to help reduce risk and to maintain a solid credit rating.

The company’s financial condition remains strong with a high degree of liquidity. The corporate investment portfolio was $438.9 million as of December 31, 2011 and was principally comprised of investments in products that the company manages.

Corporate Investment Portfolio Returns

In 2011, the financial markets were impacted by many economic challenges and regulatory uncertainty that included the European debt crisis and the U.S. debt and budget deficit negotiations.  These events resulted in significant market declines, primarily in the third quarter, as well as increased hedging costs that impacted the company’s overall investment portfolio returns for the year.  The significant volatility experienced during the sideways market environment in 2011 led to increased costs associated with investing in exchange traded options, and both the volatility and associated costs made it more challenging to hedge the company’s investment portfolio.

For the three and twelve months ended December 31, 2011, the net gains and losses on the company’s investment portfolio, as presented in Table C, were a gain of $4.3 million in the fourth quarter and a $23.9 million loss for the year, representing investment returns of 1.3% and (6.8)%, respectively. Certain investment securities require differing financial accounting treatments; hence, not all changes in the portfolio’s value are reported in current earnings. Instead, only unrealized gains and losses from investment securities owned by the company’s broker-dealer and from the company’s derivatives positions are reported in the Consolidated Condensed Statements of Operations, while unrealized gains and losses on securities designated as “available-for-sale” are captured as a component of equity until realized. Therefore, in the most recently completed quarter, investment losses of $823,000, as presented in both Table B and Table C, decreased earnings while the component of the company’s portfolio that directly impacts equity generated net unrealized gains of $4.7 million. The company continues to realize gains from a trading strategy that seeks to harvest capital gains to realize certain deferred tax assets.

Investor Conference Call

Management will hold an investor conference call at 4 p.m. Central Time on Thursday, February 2, 2012. To access the live call and view management’s presentation, visit the Investor Relations section of the company’s website at Calamos.com/Investors. Alternatively, participants may listen to the live call by dialing 877.591.4951 in the U.S. or Canada (719.325.4767 internationally), then entering conference ID #1906147. A replay of the call will be available until the end of the day on February 9, 2012 by dialing 888.203.1112 in the U.S. or Canada (719.457.0820 internationally), then entering conference ID #1906147. The webcast also will be available on the Investor Relations section of the company’s website at Calamos.com/Investors for at least 90 days following the date of the call.

Calamos Asset Management, Inc. (NASDAQ: CLMS) is a globally diversified investment firm offering equity, convertible, low-volatility equity, fixed income and alternative investment strategies, among others. The firm serves institutions and individuals around the world via separately managed accounts and a family of open-end and closed-end funds as well as UCITS for non-U.S. investors, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit Calamos.com.

Performance data quoted represents past performance, which is no guarantee of future results. Current performance may be lower or higher than the performance quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost.

Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money. A fund’s performance may be affected by risks that include those associated with non-diversification, non-investment grade debt securities, high-yield/high-risk securities, undervalued or overlooked companies, investments in specific industries or countries and potential conflicts of interest. Additional risks to funds may include those associated with investing in foreign securities, emerging markets, initial public offerings, derivatives, short sales and companies with relatively small market capitalizations.

Before investing carefully consider the fund's investment objectives, risks, charges and expenses. Please see the prospectus containing this and other information or call 800.582.6959. Read it carefully.

Funds distributed by Calamos Financial Services LLC.

From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations.  Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see "Forward-Looking Information" in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

1 See Table A for a more detailed description of non-GAAP financial measures, how they may be useful to management and investors in evaluating the company, how they may differ from non-GAAP financial measures disclosed by other companies, and a reconciliation of such adjusted measures to the most related GAAP financial measures.

2 Data presented reflects past performance, which is no guarantee of future results. Strong rankings are not indicative of positive fund performance. Absolute performance for some funds was negative. For each fund, rankings are for Class A shares for the period ended December 31, 2011, and will differ for other share classes. All references to Lipper ratings and rankings are based on total return for each respective fund’s Class A shares at NAV for the period ended December 31, 2011.
     Source: Lipper provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads. If an expense waiver was in effect, it may have had a material effect on the total return or yield for the period.

3 Managers who earn a Citywire Euro Stars rating have delivered consistently strong risk-adjusted performance over three years. To attain one, a manager has to be running a fund that is available in at least three of the eleven countries covered by the Citywire database. The rating provides investors with a list that highlights the best fund managers from the growing cross-border superset.
     The December 2011 list named 34 fund managers to the global equity category list and 35 fund managers to the North American equity category list.

Calamos Asset Management, Inc.
Consolidated Condensed Statements of Operations
(in thousands, except share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Investment management fees	$63,163	$63,699	$266,553	$238,308
Distribution and underwriting fees	18,443	21,536	82,539	84,753
Other	760	789	3,229	2,978
Total revenues	82,366	86,024	352,321	326,039
Expenses:
Employee compensation and benefits	19,861	17,998	80,160	75,292
Distribution expenses	15,675	17,318	68,981	66,493
Amortization of deferred sales commissions	1,571	1,966	6,529	9,206
Marketing and sales promotion	4,692	4,292	17,107	13,775
General and administrative	9,612	8,733	39,195	34,772
Total operating expenses	51,411	50,307	211,972	199,538
Operating income	30,955	35,717	140,349	126,501
Non-operating income (loss)	(2,199)	6,474	16,059	21,662
Income before income tax provision	28,756	42,191	156,408	148,163
Income tax provision	6,602	3,535	18,497	12,375
Net income	22,154	38,656	137,911	135,788
Net income attributable to non-controlling interest in Calamos Investments LLC	(22,683)	(32,893)	(122,501)	(115,788)
Net (income) loss attributable to non-controlling interest in partnerships	465	(9)	460	(72)
Net income (loss) attributable to CAM	$(64)	$ 5,754	$15,870	$19,928

Earnings per share
Basic	$0.00	$0.29	$0.79	$1.00
Diluted	$0.00	$0.28	$0.77	$0.99

Weighted average shares outstanding
Basic	20,126,857	19,928,981	20,103,758	19,884,847
Diluted	20,709,703	20,428,635	20,611,909	20,187,992

Supplemental Information:
Non-GAAP net income attributable to CAM	$6,148	$6,852	$27,297	$24,912
Non-GAAP diluted earnings per share	$0.30	$0.34	$1.32	$1.23

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Funds
Beginning assets under management	$24,313	$25,176	$27,352	$24,480
Net purchases (redemptions)	(404)	278	(909)	(23)
Market appreciation (depreciation)	1,136	1,898	(1,398)	2,895
Ending assets under management	25,045	27,352	25,045	27,352
Average assets under management	25,485	26,219	27,339	24,739
Separate Accounts
Beginning assets under management	7,464	7,388	8,062	8,234
Net redemptions	(110)	(20)	(5)	(1,376)
Market appreciation (depreciation)	378	694	(325)	1,204
Ending assets under management	7,732	8,062	7,732	8,062
Average assets under management	7,744	7,656	8,354	7,510
Total Assets Under Management
Beginning assets under management	31,777	32,564	35,414	32,714
Net purchases (redemptions)	(514)	258	(914)	(1,399)
Market appreciation (depreciation)	1,514	2,592	(1,723)	4,099
Ending assets under management	32,777	35,414	32,777	35,414
Average assets under management	$33,229	$33,875	$35,693	$32,249

	At December 31,		Change
	2011	2010	Amount	Percent
Funds
Open-end funds	$19,785	$22,049	$(2,264)	(10%)
Closed-end funds	5,260	5,303	(43)	(1)
Total funds	25,045	27,352	(2,307)	(8)
Separate Accounts
Institutional accounts	5,505	5,559	(54)	(1)
Managed accounts	2,227	2,503	(276)	(11)
Total separate accounts	7,732	8,062	(330)	(4)
Ending assets under management	$32,777	$35,414	$(2,637)	(7%)

	At December 31,		Change
	2011	2010	Amount	Percent
Assets by Strategy
Equity	$11,518	$12,846	$ (1,328)	(10%)
Low-volatility Equity	7,045	6,949	96	1
Convertible	6,073	7,540	(1,467)	(19)
Enhanced Fixed Income	3,005	2,960	45	2
Total Return	2,255	2,343	(88)	(4)
Alternative	2,320	2,200	120	5
High Yield	333	358	(25)	(7)
Fixed Income	228	218	10	5
Ending assets under management	$32,777	$35,414	$(2,637)	(7%)

Table A
Calamos Asset Management, Inc.
 Reconciliation of GAAP to Non-GAAP Diluted Earnings Per Share
(in thousands, except share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

Net income (loss) attributable to CAM (GAAP)	$(64)	$4,609	$5,754	$15,870	$19,928
Exclude:
Deferred tax amortization on intangible assets	1,979	1,979	1,979	7,916	7,916
Deferred tax valuation allowance	4,000	1,200	-	5,200	-
Certain professional service fees, net of taxes	-	595	-	595	-
Non-operating income, net of taxes	233	(1,737)	(881)	(2,284)	(2,932)
Non-GAAP net income attributable to CAM	$6,148	$6,646	$6,852	$27,297	$24,912

Diluted - Weighted average shares outstanding	20,709,703	20,636,776	20,428,635	20,611,909	20,187,992

Diluted earnings per share (GAAP)	$0.00	$0.22	$0.28	$0.77	$0.99
Non-GAAP diluted earnings per share	$0.30	$0.32	$0.34	$1.32	$1.23

Table A – Notes
Calamos Asset Management, Inc.
 Notes to Reconciliation of GAAP to Non-GAAP

The company provides investors with certain adjusted, non-GAAP financial measures including non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share.  These non-GAAP financial measures are provided to supplement the consolidated financial statements presented on a GAAP basis. These non-GAAP financial measures are adjusted to exclude certain expenses, charges, gains and losses.  The company believes these exclusions are appropriate to enhance an overall understanding of past financial performance and also the company’s prospects for the future, as well as to facilitate comparisons with historical earnings results.  These adjustments to the company’s GAAP results are made with the intent of providing investors a more complete understanding of the company’s underlying earnings results and trends and marketplace performance.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis of managing the company.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.  Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in Table A.

Non-GAAP net income attributable to CAM is calculated by adjusting for the following:

(i) the exclusion of the amortization of deferred taxes on intangible assets associated with the election under section 754 of the Internal Revenue Code of 1986, as amended (Section 754 election);

(ii) the exclusion of the deferred tax valuation adjustment;

(iii) the exclusion of certain professional service fees, net of taxes; and

(iv) the exclusion of non-operating income (loss) attributed to CAM, net of taxes

Non-GAAP diluted earnings per share is calculated by dividing  (i) Non-GAAP net income attributable to CAM by (ii) diluted weighted average shares outstanding.

The deferred tax assets from the Section 754 election allows for a quarterly reduction of approximately $2.0 million in future income taxes owed by the company through 2019, to the extent that a tax payable exists during the quarter. As a result, this cash savings will accrue solely for the benefit of the shareholders of the company’s common stock. The company believes that excluding this item from the calculation of the above non-GAAP items can be a useful measure in allowing investors to see the company performance net of certain non-cash items. The change in the allowance on the deferred tax asset is excluded from the above non-GAAP items as it is a non-operating expense and may fluctuate in future periods. Certain professional service fees, that were expensed in the third quarter of 2011 related to the company’s review of options for creating a greater degree of clarity regarding the company’s market capitalization, and non-operating expenses are excluded from the above non-GAAP items as they can distort comparisons between periods. As noted above, the company believes that measures excluding these items are useful in analyzing operating trends and allowing for more comparability between periods, which may be useful to investors.

The company believes that non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share are useful measures of performance and may be useful to investors, because they provide measures of the company’s core business activities excluding expenses that are non-cash and costs that may distort comparisons between periods. These measures are provided in addition to the company's net income attributable to CAM and diluted earnings per share calculated under GAAP, but are not substitutes for those calculations.

Table B
Calamos Asset Management, Inc.
Non-operating Income, Net of Non-controlling Interest in Partnership Investments
(in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Interest income	$74	$73	$289	$379
Interest expense	(1,503)	(1,951)	(6,650)	(7,801)
Net interest expense	(1,429)	(1,878)	(6,361)	(7,422)

Investment income (loss)	(823)	8,338	22,222	28,686
Miscellaneous other income	53	14	198	398
Investment and other income (loss)	(770)	8,352	22,420	29,084
Non-operating income (loss)	(2,199)	6,474	16,059	21,662

Net (income) loss attributable to non-controlling interest in partnerships	465	(9)	460	(72)

Non-operating income (loss), net of non-controlling interest in partnerships	$(1,734)	$6,465	$16,519	$21,590

Table C
Calamos Asset Management, Inc.
Summary of Corporate Investment Portfolio Returns
(in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Returns reflected in earnings:
Investment income (loss)	$(823)	$8,338	$22,222	$28,686
Net (income) loss attributable to non-controlling interest in partnership investments	465	(9)	460	(72)

Returns reflected in equity:
Net unrealized gain (loss) reported in equity, inclusive of non-controlling interest	4,682	9,736	(46,550)	8,581
Total investment portfolio returns	$4,324	$18,065	$(23,868)	$37,195
Average investment securities owned	$334,491	$343,326	$353,106	$302,477
Total corporate investment portfolio returns	1.3%	5.3%	(6.8)%	12.3%

Table D
Calamos Asset Management, Inc.
Effective Income Tax Rate
(in thousands)
 (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Income tax provision	$6,602	$3,535	$18,497	$12,375
Income tax provision attributable to non-controlling interest in Calamos Investments LLC	(138)	(121)	(570)	(517)
Income tax provision attributable to CAM	6,464	3,414	17,927	11,858
Net income (loss) attributable to CAM	(64)	5,754	15,870	19,928
Income before taxes attributable to CAM	$6,400	$9,168	$33,797	$31,786
CAM’s effective income tax rate4	101.0%	37.2%	53.0%	37.3%

4 Income tax provision includes a valuation allowance of $4.0 million recorded in the fourth quarter and $5.2 million for the twelve months ended December 31, 2011.  Excluding this allowance, CAM’s effective income tax rate would be 38.5% for the fourth quarter and 37.7% for the twelve months ended December 31, 2011.